On October 17, 2013, Fred McClure filed a derivative lawsuit against Russell Investment Management
Company (“RIMCo”) on behalf of ten funds: the Russell Commodity Strategies Fund, Russell Emerging
Markets Fund, Russell Global Equity Fund, Russell Global Infrastructure Fund, Russell Global
Opportunistic Credit Fund, Russell International Developed Markets Fund, Russell Multi-Strategy
Alternative Fund, Russell Strategic Bond Fund, Russell U.S. Small Cap Equity Fund and Russell Global Real
Estate Securities Fund. The lawsuit, which was filed in the United States District Court for the District of
Massachusetts, seeks recovery under Section 36(b) of the Investment Company Act of 1940, as
amended, for the alleged payment of excessive investment management fees to RIMCo. Although this action was purportedly filed on behalf of these ten Funds, none of these ten Funds are themselves a party to the suit. For this reason, no accrual for litigation relating to this matter has been recorded in the financial statements of these funds. The plaintiffs seek recovery of the amount of compensation or payments received from these ten Funds and earnings that would have accrued to plaintiff had that compensation not been paid or, alternatively, rescission of the contracts and restitution of all excessive fees paid. RIMCo intends to vigorously defend the action.